EXHIBIT 5





              [CORRERO, FISHMAN & CASTEIX, L.L.P. LETTERHEAD]





                                           July 28, 1994



     First Commerce Corporation
     210 Baronne Street
     New Orleans, LA  70112



     Gentlemen:

          We  have  acted  as  counsel  for  First
     Commerce Corporation, a Louisiana corporation
     (the   "Company"),  in  connection  with  the
     Company's  Registration Statement on Form S-4
     (the "Registration Statement") covering up to 2,860,169 shares of common stock (the "Common
     Stock") of the Company (the "Shares") which the Company proposes to issue to shareholders of First Bancshares, Inc. in accordance with the Agreement and Plan of Merger (the "Plan") described in the Registration Statement.

          For   the   purposes  of  the   opinions
     expressed  below,  we   have   examined   the
     Registration   Statement,   the   Plan,   the
     Articles  of  Incorporation,  as amended, and
     By-laws,   as   amended,   of   the  Company,
     resolutions adopted by the Board of Directors and Executive Committee of the Company and such other documents and sources of law as we considered necessary.

          On the basis of the foregoing, we are of
     the opinion that the proposed issuance of the
     Shares  has  been  duly   authorized  by  all
     necessary corporate action, and the Shares will, when issued in accordance with the terms of the Plan, be validly issued, fully paid and non-assessable.

          We hereby consent (i) to be named in the
     Registration   Statement  under  the  heading
     "Legal Matters"  as  counsel  for the Company
     and (ii) to the filing of this  opinion as an
     Exhibit to the Registration Statement.  In so
     doing  we  do not thereby admit that  we  are
     "experts"   within   the   meaning   of   the
     Securities Act of 1933.


                                 Yours sincerely,



                                 Anthony J. Correro, III